Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company
Reports Third Quarter Operating Results and Updates Annual
Guidance

Highlights:
●	Company records net income of $75,159 for Q3 of FY2010
●	Due to delay in two large pending orders, unit sales and net revenues decrease by 75%
●	Product demand, long-term outlook is positive
●	USAID/JSI doubles order. The two pending orders larger than same customers’ most recent prior orders
●	Company remains debt-free
●	Cash dividend of $0.05/share to be paid August 11, 2010

CHICAGO, August 6, 2010 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the third quarter and first nine months of FY2010.

During the three months ended June 30, 2010, the Company’s net revenues decreased 75% to approximately $1.8 million, compared with approximately $7.0 million in the third quarter of the previous fiscal year.  The decrease was due to a decline in unit sales resulting from the timing of receipt and shipment of large orders.

The lower results for the third quarter were due to the concurrent delay in two multi-million unit orders in process with public sector purchasers.  Orders for the fourth quarter are proceeding normally, according to the Company’s expectations.   The Company has previously disclosed the possibility of such delays in both its earnings releases and SEC filings. Historically, such orders are not lost, they are merely delayed.  Delays such as these, which are usually due to bureaucratic issues, politics and/or changes in personnel, generally may last from 3-4 weeks to 6 or more months.

The third quarter reflects the delay noted, but the Company does not believe it reflects any fundamental change in the Company’s business or demand for FC2. Strong demand for FC2 was evident in USAID/JSI’s recent doubling of its previous 12 million unit order to 24 million units, deliverable over the period ending September 30, 2011. The two pending orders represent significantly larger quantities than the customers’ most recent previous orders. The Company cannot predict when the pending orders will be received or which quarters they will impact. As receipt and shipment of the pending orders may not occur until FY2011, the Company is unlikely to “make up” for the impact of the third quarter within FY2010 without these orders.

In the third quarter of FY2010, the Company recorded net income attributable to common stockholders of $75,159, or $0.00 per diluted share, compared with net income attributable to common stockholders of $626,441, or $0.02 per diluted share, in the third quarter of FY2009. The reduction in earnings per share resulted from a decline in unit sales.

Cost of sales declined 78% to $814,764 in the third quarter of FY2010, compared with $3,619,120 in the third quarter of FY2009.  Gross profit decreased 72% to $939,447 in the most recent quarter, compared with $3,347,647 in the third quarter of FY2009. Gross profit margin as a percentage of net revenues improved to 54%, versus 48% in the prior-year quarter, reflecting the fact that 100% of the Company’s sales are now comprised of the second-generation FC2 Female Condom, which generates a higher gross profit margin than the Company’s first-generation product.

Operating expenses for the quarter ended June 30, 2010 totaled $918,397, a decrease of $943,559, or 51%, from $1,861,956 in the same quarter last year. Components of the net decrease include a reduction of $995,000 in performance incentives, $42,000 in restructuring costs and $7,000 in miscellaneous expenses, somewhat offset by increased audit and Sarbanes-Oxley compliance expenses ($62,000), higher consulting fees ($29,000) and higher administrative costs ($10,000).

Operating income for the three months ended June 30, 2010 decreased 99% to $21,050, versus $1,485,691 in the year-earlier quarter. The decrease resulted from a reduction in unit sales due to the timing of the receipt and shipment of large orders.

For the nine months ended June 30, 2010, the Company’s net revenues decreased 27% to $14.4 million, compared with $19.6 million in the nine months ended June 30, 2009. The reduction in revenues reflects a 12% decrease in unit volume and a shift in sales mix, from 47% FC2 in the first nine months of FY2009 to 97% FC2 year-to-date during FY2010. Net income attributable to common stockholders for the first nine months of FY2010 was $1.2 million, or $0.04 per diluted share, compared with $4.2 million, or $0.15 per diluted share, in the corresponding period of the previous fiscal year. The decrease was due to the one-time year-to-date restructuring costs of $1,926,444, along with lower unit sales and gross profit in the third quarter.

While unit sales decreased 12% in the first nine months of FY2010, the cost of sales decreased 39%, due to the lower cost of FC2 production.  Gross profit decreased 14% to $8.3 million in the nine months of FY2010, compared with $9.7 million in the nine months of FY2009, due to lower unit sales. However, gross profit margin increased to 58% of net revenues in the nine months ended June 30, 2010, versus 49% of net revenues in the prior-year period.

The transition from FC1 to FC2 involved the cessation of FC1 manufacturing in the United Kingdom and closure of the leased FC1 manufacturing facility. One-time restructuring costs of $1,926,444 were incurred in fiscal 2010.  The one-time restructuring costs resulted in operating income of $1,287,627 in the nine months ended June, 2010, versus operating income of $4,175,106 in the nine months ended June 30, 2009. Exclusive of the restructuring costs, operating income decreased 23% to $3,214,071, versus $4,175,106 in the same period last year, reflecting the negative impact of the third quarter’s low sales volume.

The Company recorded a foreign currency transaction gain of $17,190 in the third quarter of FY2010, versus a foreign currency transaction loss of $816,148 in the quarter ended June 30, 2009.  For the nine months ended June 30, 2010, the Company recorded a foreign currency transaction loss of $62,259, compared with a foreign currency transaction gain of $183,672 in the corresponding period of the previous fiscal year.

The Company remains financially strong. During the first nine months of FY2010, the Company generated $3.4 million in cash from operations. As of June 30, 2010, cash balances of approximately $3.9 million represented 27% of the Company’s total assets of approximately $14 million.  The Company paid $2.7 million in cash dividends and $3 million in non-recurring restructuring costs during the first nine months of FY2010. The Female Health Company has no outstanding debt and $2 million in unused credit lines at the end of its most recent quarter.

On July 23, 2010, the Company’s Board of Directors announced a quarterly cash dividend of $0.05 per share. The Company expects to pay, from its cash on hand, a cash dividend of approximately $1.4 million ($0.05 per share) on August 11, 2010 to stockholders of record as of August 4, 2010.

Any future quarterly dividends and the record date for such dividends must be approved each quarter by the Company’s Board of Directors and announced by the Company. Payment of any future dividends will be at the discretion of the Board of Directors and will be based upon cash flows, alternative demands upon cash resources, and other factors.

“The Company’s fundamentals are solid and we continue to expect healthy growth in revenue and earnings on a long-term basis,” stated O.B. Parrish, Chairman and Chief Executive Officer of The Female Health Company. “Almost 50% of all HIV/AIDS’ victims are women. HIV/AIDS is the leading cause of death worldwide among women 15-44 years of age.  As a result, the relevance of the female condom and demand for FC2 is increasing.   USAID/JSI’s recent order expansion from 12 million units to 24 million units reflects this increase in demand for FC2.  The pending orders may not be received or shipped until fiscal 2011. In this event it would positively impact the outlook and guidance for 2011. While the fourth quarter sales are expected to be good, without the pending orders the Company will not make up for the third quarter. As a result, we have revised our fiscal 2010 guidance.  Exclusive of the two large pending orders, unit sales will approximate FY2009 units sold and operating earnings (net of restructuring expenses) will increase 10% to 20% over fiscal 2009 results.”

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EDT today, August 6, 2010.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to “The Female Health Company Conference Call,” a few minutes before 11:00 a.m. EDT on August 6, 2010.  A replay of the call will be available one hour after the call through 5:00 p.m. EDT on Friday, August 20, 2010 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 443172.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge relating to the U.K. lease. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, because the restructuring charge related to a non-recurring event, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and about 107 other countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, Spain, Greece, Turkey and the People’s Republic of China, and pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
The statements in this release which are not historical facts are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to expected results for the year ending September 30, 2010.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2009.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about The Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30,	June 30,
	2010	2009
Cash	$3,815,256	$3,345,528
Restricted cash	99,456	109,020
Accounts receivable, net	1,307,196	5,165,672
Income tax recoverable	68,106	-
Inventory	2,551,092	2,114,521
Prepaid and other current assets	318,746	489,381
Deferred income taxes	2,181,000	1,600,000
Total current assets	10,340,852	12,824,122

Other non-current assets	169,361	57,344
Net property, plant & equipment	2,498,154	2,562,547
Deferred income tax	1,028,149	-
Total assets	$14,036,516	$15,444,013

Accounts payable	$616,797	$1,158,445
Accrued expenses	735,955	1,509,982
Accrued compensation	392,360	1,154,829
Restructuring accrual	28,488	-
Preferred dividends payable	-	21,815
Total current liabilities	1,773,600	3,845,071

Obligations under capital leases	16,254	51,095
Deferred gain on sale of facility	-	705,825
Deferred grant income	138,520	169,486
Total liabilities	1,928,374	4,771,477

Total stockholders’ equity	12,108,142	10,672,536
Total liabilities and stockholders' equity	$14,036,516	$15,444,013

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended June 30,
	2010	2009

Net revenues	$1,754,211	$6,966,767

Cost of sales	814,764	3,619,120

Gross profit	939,447	3,347,647

Advertising and promotion	38,029	35,188
Selling, general and administrative	922,024	1,816,488
Research and development	-	10,280
Restructuring costs, net	(41,656)	-
Total operating expenses	918,397	1,861,956

Operating income	21,050	1,485,691
Non-operating (income) loss:
Interest, net and other (income) loss	(10,566)	455
Foreign currency transaction (gain) loss	(17,190)	816,148
Income before income taxes	48,806	669,088

Income tax (benefit) expense	(26,353)	20,832

Net income	75,159	648,256

Preferred dividends	-	21,815

Net income attributable to common stockholders	$75,159	$626,441

Net income per basic common share outstanding	$0.00	$0.02

Basic weighted average common shares outstanding	27,216,798	25,453,243

Net income per diluted common share outstanding	$0.00	$0.02

Diluted weighted average common shares outstanding	28,819,516	27,775,458

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Nine Months Ended June 30,
	2010	2009

Net revenues	$14,422,032	$19,631,114

Cost of sales	6,099,701	9,949,338

Gross profit	8,322,331	9,681,776

Advertising and promotion	197,190	136,359
Selling, general and administrative	4,910,689	5,265,256
Research and development	381	105,055
Restructuring costs, net	1,926,444	-
Total operating expenses	7,034,704	5,506,670

Operating income	1,287,627	4,175,106
Non-operating loss (income):
Interest, net and other income	(27,904)	(7,844)
Foreign currency transaction loss (gain)	62,259	(183,672)
Income before income taxes	1,253,272	4,366,622

Income tax expense	31,931	110,411

Net income	1,221,341	4,256,211

Preferred dividends	-	69,170

Net income attributable to common stockholders	$1,221,341	$4,187,041

Net income per basic common share outstanding	$0.05	$0.16

Basic weighted average common shares outstanding	26,906,295	25,588,734

Net income per diluted common share outstanding	$0.04	$0.15

Diluted weighted average common shares outstanding	28,491,308	27,863,338

Reconciliation of Non-GAAP Financial Information

The following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the nine months ended June 30, 2010 and 2009.

	For the Nine Months Ended June 30,
	2010	2009
Operating income	$1,287,627	$4,175,106
Non-GAAP adjustments:
Restructuring costs	1,926,444	-
Non-GAAP adjusted operating income	$3,214,071	$4,175,106